News from The Chubb Corporation

The Chubb Corporation 15 Mountain View Road • P.O. Box 1615 Warren, New Jersey 07061-1615 Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb Reports Second Consecutive Record Quarter;
Net Income Increases 20% to $252.1 Million or $1.45 per Share;
Premiums Grow 24%; Combined Ratio Is 95.3%;
Company Raises Full-Year Guidance by 30 Cents

     WARREN, New Jersey, July 30, 2003 – The Chubb Corporation [NYSE: CB] today reported that net income in the second quarter of 2003 was a record $252.1 million, a 20% increase over net income of $210.2 million in the second quarter of 2002. Earnings per share increased 21% to $1.45 from $1.20.

     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, increased 30% in the second quarter of 2003 to a record $238.6 million from $183.6 million in the second quarter of 2002. Operating income per share grew 30% to $1.37 from $1.05 a year ago. Second quarter operating income for 2003 includes an after-tax loss of $4 million or $0.02 per share from the non-insurance business of Chubb Financial Solutions (CFS), compared to a loss of $10 million or $0.06 per share in the second quarter of 2002.

     Chubb adopted the fair value method of accounting for stock-based employee compensation as of January 1, 2003. The per-share amounts for the second quarter of 2003 reflect an after-tax charge of $0.07 for the expensing of stock options, compared to no charge in 2002.

     Property and casualty net premiums written in the second quarter of 2003 grew 24% to $2.6 billion. U.S. premiums grew 23%. Non-U.S. premiums grew 30%, or 20% in local currencies.

     The combined loss and expense ratio for the second quarter was 95.3% in 2003 and 98.0% in 2002. Catastrophe losses for the 2003 second quarter were $70.6 million, accounting for 2.8 percentage points of the combined ratio. In the second quarter of 2002, catastrophe losses were $10.3 million, representing half a percentage point of the combined ratio. Excluding catastrophe losses, the combined ratio improved to 92.5% from 97.5%. The expense ratio for the second quarter improved to 30.7% from 31.8%.

Six Month Results

     For the first six months of 2003, net income was a record $476.7 million or $2.76 per share, compared with $408.4 million or $2.35 per share for the first half of 2002. Operating income totaled a record $460.3 million or $2.66 per share for the first half of 2003, compared with $387.9 million or $2.23 per share in the first half of 2002. Results for the first six months of 2003 include after-tax income of $5 million or $0.03 per share from CFS, compared with a loss of $10 million or $0.06 per share in the first half of 2002.

     Property and casualty net premiums written in the first six months of 2003 increased 23% to $5.3 billion. The combined ratio for the first half was 95.3% in 2003 and 97.0% in 2002. Catastrophe losses for the 2003 first half were $165.5 million, or 3.4 percentage points of the combined ratio. In the first half of 2002, catastrophe losses were $23.6 million, accounting for 0.6 percentage point of the combined ratio. Excluding catastrophe losses, the combined ratio for the first half improved to 91.9% from 96.4%.

Outlook for 2003

     “We have had two consecutive quarters of record earnings and strong premium growth,” said John D. Finnegan, President and Chief Executive Officer. “We had another outstanding quarter in our commercial lines, coupled with solid results in personal lines. Average renewal rates continued to increase, and we had high rates of retention and new business.

     “We are also pleased with the success of our securities offering last month which provided Chubb $1.3 billion in new capital,” said Mr. Finnegan. “The new capital will enable us to take advantage of very attractive opportunities in the property and casualty insurance industry while supporting our credit ratings.” Net proceeds to the company from the offering of 15.525 million common shares were $887 million. Net proceeds from a simultaneous offering of 18.4 million equity units were $446 million.

     “In light of first half earnings and our expectation of continued strong performance,” said Mr. Finnegan, “we are raising guidance for full-year 2003 earnings by $0.30 to a range of $4.90 to $5.30 per share.” The company’s previous guidance was $4.60 to $5.00 per share. Both the original and revised guidance exclude realized investment gains and losses and assume breakeven results from CFS. The revised guidance also assumes normal catastrophe losses for the balance of this year. “Importantly,” said Mr. Finnegan, “the revised guidance comprehends the impact of the additional shares outstanding in the second half as a result of the equity offering completed in June.”

Operations Review

     Chubb Commercial Insurance (CCI) premiums, which accounted for 37% of Chubb’s second-quarter net written premiums, grew 25% to $959 million. The combined ratio improved 3.5 percentage points to 91.6% from 95.1% in the corresponding quarter a year ago, despite a 2.7 percentage point increase in catastrophe losses to 2.9 points from 0.2 points. Excluding catastrophe losses, the combined ratio improved to 88.7% from 94.9%.

     Average renewal rates in the U.S. increased 12% for CCI, which retained 81% of the U.S. accounts that came up for renewal. CCI wrote 23% more new business in the U.S. in the second quarter of 2003 than in the corresponding quarter of last year. Premiums from new accounts exceeded nonrenewed business by more than a 2-to-1 margin.

     Chubb Specialty Insurance (CSI) premiums, which accounted for 37% of Chubb’s total second quarter premiums, grew 31% to $963 million. The combined ratio was 99.5%, compared with 100.8% in the second quarter of 2002, reflecting the continued adverse environment in directors & officers (D&O) and errors & omissions (E&O) insurance.

     Executive Protection (EP) net written premiums grew 25%, and the business had a combined ratio of 104.1%. While results were good in crime, fiduciary liability and employment practices liability, EP’s results continued to be adversely affected by D&O and E&O experience. Average renewal rates in the U.S. for EP were up 49%. Premium growth from rate increases was partially offset by lower exposures, which reflected the company’s implementation of tighter terms and conditions, including lower limits, higher deductibles and coinsurance.

     Financial Institutions (FI) net premiums grew 22% in the second quarter. Average renewal rates in the U.S. for FI were up 32%. The combined ratio for FI was 112.3% for the second quarter, reflecting adverse experience in D&O and E&O, partially offset by favorable results in the fidelity and standard commercial portions.

     For the other specialty lines, premiums were up 52%, primarily driven by 114% growth at Chubb Re. The combined ratio for the other specialty lines was 85.3%.

     Chubb Personal Insurance (CPI) premiums, which accounted for 26% of Chubb’s total premiums, grew 13% to $695 million. CPI’s combined ratio improved to 93.8% from 97.8% in the second quarter of 2002 despite a 4.7 percentage point increase in catastrophe losses to 6.2 points from 1.5 points. Excluding catastrophe losses, CPI’s combined ratio improved 8.7 points to 87.6% from 96.3%, driven mainly by improvement in homeowners insurance.

     The homeowners line grew 16% due to rate increases and better insurance to value. The combined ratio was 97.8%, which included 10.1 percentage points of catastrophe losses. Personal automobile grew 13% and had a combined ratio of 99.0%, while other personal lines, which include valuable articles, excess liability and yacht insurance, grew 8% and had a combined ratio of 76.9%.

     Property and casualty investment income after taxes for the second quarter increased 8.6% to $207.2 million from $190.8 million in 2002. For the first half of 2003, property and casualty investment income after taxes increased 7.7% to $405.2 million from $376.4 million.

     All financial results herein are unaudited.

Webcast Conference Call to be Held on July 31

     Chubb’s senior management will discuss the company’s second quarter performance with investors and analysts tomorrow, July 31, at 9 A.M. Eastern time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.

About Chubb

     Founded in 1882, the Chubb Group of Insurance Companies provide property and casualty insurance for personal and commercial customers worldwide through 8,000 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.

For further information contact:	Investors:	Glenn A. Montgomery
(908) 903-2365

	Media:	Mark E. Greenberg
(908) 903-2682

Definitions of Key Terms

Operating Income

Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.

Property and Casualty Investment Income After Income Tax

Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax-exempt securities and is therefore more meaningful for analysis purposes than investment income before income taxes.

Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost

Book value per share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income, the after-tax appreciation or depreciation on the Corporation’s available-for-sale fixed maturities carried at market value. The appreciation or depreciation on available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.

Combined Ratio or Combined Loss and Expense Ratio

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. The Corporation evaluates the performance of its insurance businesses by using the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies. It is the sum of the ratio of losses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

Statutory accounting principles differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. To convert underwriting expenses to a GAAP basis, policy acquisition expenses are deferred and recognized over the period in which the related premiums are earned.

FORWARD LOOKING INFORMATION

     Certain statements in this communication may be considered to be “forward looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include estimates and assumptions related to economic, competitive, regulatory, judicial and legislative developments. These include statements relating to trends in, or representing management’s beliefs about, our future strategies, operations and financial results, as well as other statements that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “should,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on the Corporation. They are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in the Corporation’s public filings with the Securities and Exchange Commission and those associated with:

•	the availability of primary and reinsurance coverage, including the implications relating to terrorism legislation and regulation;

•	global political conditions and the occurrence of any terrorist attacks, including any nuclear, biological or chemical events;

•	the effects of the outbreak of war or hostilities in other countries or regions of the world;

•	premium price increases and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	larger than expected assessments for guaranty funds and mandatory pooling arrangements;

•	our expectations with respect to cash flow projections and investment income and with respect to other income;

•	the adequacy of loss reserves including:

-	our expectations relating to reinsurance recoverables;

-	our estimates relating to ultimate asbestos liabilities and related reinsurance recoverables;

-	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

-	the willingness of parties, including the Corporation, to settle disputes;

-	developments in judicial decisions or legislative actions relating to coverage and liability for asbestos and toxic waste claims;

-	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability for mold claims;

•	the impact of the current economic climate on companies on whose behalf we have issued surety bonds, and in particular, on those companies that have experienced deterioration in creditworthiness;

•	the effects of disclosures by and investigations of public companies relating to possible accounting irregularities, practices in the energy and securities industries and other corporate governance issues, including:

-	the effects on the energy markets and the companies that participate in them, and in particular as they may relate to concentrations of risk in our surety business;

-	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

-	claims and litigation arising out of accounting and other corporate governance disclosures by other companies;

-	claims and litigation arising out of investment banking practices;

-	legislative or regulatory proposals or changes, including the changes in law and regulation implemented under the Sarbanes-Oxley Act of 2002;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	general economic conditions including:

-	changes in interest rates, market credit spreads and the performance of the financial markets, generally and as they relate to credit risks assumed by the Chubb Financial Solutions unit in particular;

-	changes in domestic and foreign laws, regulations and taxes;

-	changes in competition and pricing environments;

-	regional or general changes in asset valuations;

-	the occurrence of significant weather-related or other natural or human-made disasters;

-	the inability to reinsure certain risks economically;

-	changes in the litigation environment; and

-	general market conditions.

Our forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

THE CHUBB CORPORATION

SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Periods Ended June 30
	Second Quarter		Six Months

	2003	2002	2003	2002

	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,617.3	$2,114.1	$5,292.0	$4,305.0
Increase in Unearned Premiums	(84.1)	(186.2)	(433.6)	(521.7)

Premiums Earned	2,533.2	1,927.9	4,858.4	3,783.3

Claims and Claim Expenses	1,633.2	1,270.5	3,138.7	2,461.0
Operating Costs and Expenses	802.1	669.1	1,613.6	1,355.7
Increase in Deferred Policy Acquisition Costs	(9.4)	(45.0)	(77.3)	(132.4)
Dividends to Policyholders	6.0	9.0	12.0	17.6

Underwriting Income	101.3	24.3	171.4	81.4

Investments
Investment Income Before Expenses	266.5	237.6	520.1	467.8
Investment Expenses	5.7	4.8	13.0	9.8

Investment Income	260.8	232.8	507.1	458.0

Other Charges	(14.2)	(2.8)	(21.7)	(13.3)

Property and Casualty Income	347.9	254.3	656.8	526.1
CHUBB FINANCIAL SOLUTIONS NON-INSURANCE BUSINESS	(5.8)	(15.4)	8.2	(15.5)
CORPORATE AND OTHER	(33.9)	(18.2)	(79.1)	(35.7)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	308.2	220.7	585.9	474.9
Federal and Foreign Income Tax	69.6	37.1	125.6	87.0

CONSOLIDATED OPERATING INCOME	238.6	183.6	460.3	387.9
REALIZED INVESTMENT GAINS AFTER INCOME TAX	13.5	26.6	16.4	20.5

CONSOLIDATED NET INCOME	$252.1	$210.2	$476.7	$408.4

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$207.2	$190.8	$405.2	$376.4

Effective January 1, 2003, the Corporation adopted the fair value method of accounting for stock-based employee compensation plans using the modified prospective method of transition. The change in accounting resulted in a decrease in operating income before income tax of $16.6 million ($11.3 million after-tax) for the second quarter of 2003 and $35.7 million ($25.3 million after-tax) for the six months ended June 30, 2003.

	Periods Ended June 30
	Second Quarter		Six Months

	2003	2002	2003	2002

OUTSTANDING SHARE DATA (in millions)
Average Common and Potentially Dilutive Shares	174.3	174.6	172.9	173.7
Actual Common Shares at End of Period	187.4	171.9	187.4	171.9
DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.37	$1.05	$2.66	$2.23
Realized Investment Gains	.08	.15	.10	.12

Net Income	$1.45	$1.20	$2.76	$2.35

Effect of Catastrophe Losses	$(.26)	$(.04)	$(.62)	$(.09)

Effect of Asbestos and Toxic Waste Losses	$—	$(.07)	$—	$(.15)

Effect of Chubb Financial Solution Non-Insurance Business	$(.02)	$(.06)	$.03	$(.06)

Effect of Expensing Stock Options	$(.07)	$—	$(.15)	$—

	June 30	Dec. 31
	2003	2002

BOOK VALUE PER COMMON SHARE	$44.79	$40.06
BOOK VALUE PER COMMON SHARE, with Available-for-Sale Fixed Maturities at Amortized Cost	40.61	36.61

PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED JUNE 30

	Second Quarter		Six Months

	2003	2002	2003	2002

Losses to Premiums Earned	64.6%	66.2%	64.8%	65.4%
Expenses to Net Premiums Written	30.7	31.8	30.5	31.6

Combined Loss and Expense Ratio	95.3%	98.0%	95.3%	97.0%

PROPERTY AND CASUALTY CLAIMS AND CLAIM EXPENSE COMPONENTS
PERIODS ENDED JUNE 30

	Second Quarter		Six Months

	2003	2002	2003	2002

	(in millions)
Paid Claims and Claim Expenses	$1,214.7	$1,174.4	$2,371.5	$2,259.3
Increase in Unpaid Claims and Claim Expenses	418.5	96.1	767.2	201.7

Total Claims and Claim Expenses	$1,633.2	$1,270.5	$3,138.7	$2,461.0

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums		Combined Loss and
	Written		Expense Ratios

	2003	2002	2003	2002

	(in millions)
SIX MONTHS ENDED JUNE 30
Personal Insurance
Automobile	$289.3	$258.1	100.2%	100.6%
Homeowners	711.3	617.7	105.5	104.0
Other	259.3	240.8	77.3	77.1

Total Personal	1,259.9	1,116.6	98.5	97.4

Commercial Insurance
Multiple Peril	532.8	452.4	89.0	100.7
Casualty	678.6	558.8	87.5	101.2
Workers’ Compensation	317.5	233.9	91.0	92.9
Property and Marine	512.5	414.3	90.8	81.6

Total Commercial	2,041.4	1,659.4	89.1	95.3

Specialty Insurance
Executive Protection	1,001.0	771.5	103.8	102.2
Financial Institutions	420.6	340.1	111.7	96.7
Other	569.1	417.4	82.2	90.3

Total Specialty	1,990.7	1,529.0	99.3	98.1

Total	$5,292.0	$4,305.0	95.3%	97.0%

QUARTER ENDED JUNE 30
Personal Insurance
Automobile	$156.4	$139.0	99.0%	100.9%
Homeowners	398.8	345.3	97.8	105.9
Other	139.7	129.8	76.9	73.6

Total Personal	694.9	614.1	93.8	97.8

Commercial Insurance
Multiple Peril	256.3	205.4	90.0	101.8
Casualty	334.5	258.0	89.7	102.1
Workers’ Compensation	129.1	91.1	95.5	96.6
Property and Marine	239.2	212.0	93.9	76.2

Total Commercial	959.1	766.5	91.6	95.1

Specialty Insurance
Executive Protection	479.4	382.9	104.1	105.0
Financial Institutions	196.8	161.9	112.3	99.2
Other	287.1	188.7	85.3	93.1

Total Specialty	963.3	733.5	99.5	100.8

Total	$2,617.3	$2,114.1	95.3%	98.0%